Exhibit 3.1


                    Certificate of the Powers, Designations,
                    Preferences and Relative, Participating,
                    Optional and Other Special Rights of the

                              SERIES D CONVERTIBLE
                           REDEEMABLE PREFERRED STOCK

                                       OF

                          INTERNET COMMERCE CORPORATION

                       and the Qualifications, Limitations
                         or Restrictions Thereof, Which
                         Have Not Been Set Forth in the
                          Certificate of Incorporation
                          or in Any Amendment Thereto.

                     (Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware)

      The undersigned, G. Michael Cassidy, President and Chief Executive Officer of INTERNET COMMERCE CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Corporation"), DOES HEREBY
CERTIFY:

      That pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by a meeting of the Board of Directors on April 18, 2003, duly adopted the following resolution:

            RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, the Board of Directors of the Corporation hereby creates a series of Preferred Stock of the Corporation to consist of 250 of the 5,000,000 shares of Preferred Stock, $.01 par value per share, which the Corporation now has authority to issue, and the Board of Directors of the Corporation hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock (in addition to the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows:


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      1. Designation and Number. The distinctive designation of the series shall be Series D Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series D Preferred"). The number of shares of Series D Preferred which the Corporation is authorized to issue shall be two hundred fifty (250), which number may be increased (but not above the total number of authorized shares of Preferred stock of the Corporation) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation.

      2. Definitions. For purposes of this Certificate of Designations, the following terms shall have the meanings indicated.

         (a) The term "Senior Stock" means: (i) the Series C Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series C Preferred"); and (ii) any and all classes and series of preferred or special stock which, by the terms of the Certificate of Incorporation (as the same may be amended) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation (as the same may be amended), shall designate the special rights and limitations of each such class and series of preferred or special stock to be senior to the Series D Preferred Stock with respect to the right of the holders thereof to participate in the distribution of assets of the Corporation distributable to stockholders upon any liquidation, dissolution, reorganization or winding-up of the Corporation.

         (b) The term "Junior Stock" means: (i) the Series A Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred");
(ii) the Class A Common Stock, par value $.01 per share, (the "Common Stock");
(iii) the Class B Common Stock, par value $.01 per share; and (iv) all those classes and series of preferred or special stock which, by the terms of the Certificate of Incorporation (as the same may hereafter be amended) or of the instrument by which the Board of Directors of the Corporation, acting pursuant to authority granted in the Certificate of Incorporation (as the same may hereafter be amended), shall designate the special rights and limitations of each such class and series of preferred or special stock to be subordinate to the Series D Preferred with respect to the right of the holders thereof to participate in the distribution of assets of the Corporation distributable to stockholders upon any liquidation, dissolution, reorganization or winding-up of the Corporation.

         (c) The term "Market Price per share of Common Stock" for any Trading Day means: (i) the closing bid price for the Common Stock on such Trading Day as published by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (or, if such prices are not so published by NASDAQ, the average of the high and low bid prices for the Common Stock on such Trading Day, as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose); or (ii) if the Common Stock is then listed or admitted to trading on a national securities exchange, the last sale price regular way for the Common Stock on such Trading Day as reported in the consolidated transaction reporting system for securities listed or traded on such exchange, or, in case no such reported sale takes place on such Trading Day, the reported closing bid price regular way for the Common Stock on such Trading Day on the principal national securities exchange on which the Common Stock is then listed or admitted to trading.


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

         (d) The term "Trading Day" shall mean any day on which trading takes place on the principal market on which the Common Stock trades, or, if the Common Stock is not listed for trading on any recognized market or exchange, a day on which a sale transaction occurs with respect to such Common Stock.

      3. Dividends. Each holder of Series D Preferred shall be entitled to receive, when, as, and if declared by the Board of Directors, out of any funds legally available for such use, such dividends which the Board of Directors may determine from time to time in its sole discretion. No dividends or distributions may be made to holders of Junior Stock prior to the moment the Series D Preferred have been redeemed or converted. Dividends or distributions can only be paid to holders of shares on parity with the Series D Preferred if also paid to the holders of Series D Preferred at the same time.

      4. Liquidation Preference.
         -----------------------

         (a) In General. In the event of any voluntary or involuntary liquidation, dissolution, reorganization or winding-up (each, a "Liquidation") of the Corporation, the holders of Series D Preferred shall be entitled to have set apart for them or to be paid out of the assets of the Corporation (after provision for the holders of Senior Stock but before the holders of Junior Stock) an amount in cash equal to, and in no event more than, $1,000 per share of Series D Preferred plus a sum of money equal to all dividends accrued and unpaid thereon up to the date that payment is made available to the holders of Series D Preferred (the "Liquidation Amount"). After the full Liquidation Amount has been paid to, or determined and set apart for the Series D Preferred Stock and all other series of Preferred Stock of equal ranking with the Series D Preferred (the "Parity Stock"), if any, the remaining assets of the Corporation available for distribution to stockholders shall be distributed to the holders of Junior Stock as their interests may appear.

         (b) Insufficient Funds. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of its stock shall be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of Series D Preferred, then all such assets of the Corporation then remaining shall be distributed ratably among the holders of Series D Preferred and any Parity Stock, in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid.

         (c) Events Not Triggering Liquidation. Neither the consolidation nor merger of the Corporation nor the sale, lease or transfer by the Corporation of all or any part of its assets shall be deemed to be a Liquidation for the purposes of this Section 4, and the Series D Preferred Stock shall be entitled only to (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction,
(ii) the rights contained in the Delaware General Corporation Law and (iii) the rights contained in other Sections hereof.


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

      5. Voting.

         (a) Voting; Generally. Except as otherwise required by law or as provided herein, a holder of Series D Preferred shall be entitled:

             (i) for each share of Series D Preferred held, to the number of votes per share equal to the number of whole shares of Common Stock into which each share of Series D Preferred is convertible as of the record date for the determination of stockholders entitled to vote;

             (ii) to vote on or consent to all matters upon which the holders of Common Stock are entitled to vote or consent; and

             (iii) to notice of any stockholders meeting in accordance with the By-laws of the Corporation.

         (b) Fractional Votes. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series D Preferred held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

         (c) Class Voting Rights.

             (i) Except as otherwise provided in the Certificate of Incorporation or as expressly required by law, the holders of Series D Preferred, the holders of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, shall vote together as a single class on all matters presented to stockholders and not as separate classes.

             (ii) Notwithstanding the foregoing, the Corporation shall not, without the affirmative vote or consent of the holders of at least fifty percent (50%) of all the outstanding shares of Series D Preferred, voting separately as a class, amend, alter or repeal any provision of the Certificate of Incorporation or the By-Laws of the Corporation so as to materially and adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series D Preferred. For this purpose, the authorization or issuance of any stock on parity with or junior to the Series D Preferred as to the right to receive dividends or distributions upon a Liquidation shall not be deemed so to adversely affect the Series D Preferred.


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

      6. Redemption.

         (a) Redemption; Generally. Subject to the provisions of Section 6(b) hereof, if at any time beginning on the day that is the second anniversary after the first date on which the shares of Series D Preferred are issued, the Market Price per share of Common Stock for thirty (30) consecutive trading days ending no more than five (5) days prior to the giving of the Redemption Notice pursuant to Section 6(b) hereof, is at least 200% of the Conversion Price then in effect, the Corporation, at its option, may (except as otherwise provided in Section 7 hereof) redeem, in whole or in part, the Series D Preferred at the Liquidation Amount (as defined in Section 4(a) hereof), provided that the shares of Common Stock issuable upon conversion of the Series D Preferred pursuant to Section 7 hereof are then registered for resale pursuant to an effective registration statement under the Securities Act of 1933, as amended.

         (b) Redemption Notice. Not less than fifteen (15) and no more than forty-five (45) days prior to the date fixed for any redemption of the Series D Preferred, a notice (a "Redemption Notice") specifying the time, date and place of the redemption (the "Redemption Date") and the Liquidation Amount shall be given by mail to the holders of record of the shares of Series D Preferred to be redeemed at their respective addresses as shown on the stock records of the Corporation. If less than all of the Series D Preferred then outstanding are to be redeemed, the Redemption Notice mailed to each holder of shares of Series D Preferred to be redeemed shall identify the shares of Series D Preferred held by such holder to be redeemed. Any failure to mail such Redemption Notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for such redemption except as to a holder (i) to whom the Corporation has failed to mail such notice or (ii) whose notice was defective. An affidavit of the Secretary of the Corporation (or of a transfer agent for the Series D Preferred, if one has been appointed) that the Redemption Notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The Redemption Notice shall also clearly state the date and time by which the holders of the Series D Preferred must exercise any conversion rights under Section 7 hereof with respect to any shares being called for redemption.

         (c) Termination of Rights Upon Redemption.

             (i) From and after the Redemption Date (unless default be made by the Corporation in providing moneys for the payment of the redemption price), all dividends on shares of Series D Preferred thereby called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of the Liquidation Amount) shall cease.

             (ii) If the Corporation shall, with respect to shares of Series D Preferred called for redemption, irrevocably deposit, in trust for the account of the holders of shares of Series D Preferred to be redeemed, a sum sufficient to redeem such shares upon surrender of certificates therefor, then such shares which have been called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date the Redemption Notice has been sent to holders thereof and such deposit has been made.


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

         (d) Unclaimed Redemption Amounts. In the event the holder of any such shares of Series D Preferred shall not, within three (3) years after the Redemption Date, claim the amount deposited for the redemption thereof, the depositary shall, upon the request of the Corporation, pay over to the Corporation such unclaimed amount. Any moneys so deposited by the Corporation which shall not be required for redemption because of the exercise of any right of conversion subsequent to the date of the deposit, and any interest accrued on any moneys so deposited, shall be repaid to the Corporation upon request.

         (e) Delivery of Liquidation Amount. From and after the Redemption Date, the Corporation shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Corporation by the holder thereof of one or more certificates representing shares of Series D Preferred to be redeemed, deliver or cause to be delivered to or upon the written order of such holder a sum in cash equal to the Liquidation Amount of the shares of such holder to be redeemed, together with, if the certificate(s) presented and surrendered by such holder represent a greater number of shares than the number of shares to be redeemed from such holder, one or more new certificates registered in the name of such holder and representing the shares of Series D Preferred not redeemed.

         (f) Status of Redeemed Shares. Shares of Series D Preferred redeemed pursuant to this Section 6 or converted pursuant to Section 7 hereof shall thereupon be deemed retired and shall resume the status of authorized but unissued shares of Preferred Stock (without serial designation) and may, subject to the provisions hereof, be reissued as shares of Series D Preferred or shares of any other series of Preferred Stock as determined by the Board of Directors of the Corporation.

      7. Conversion.
         -----------

         (a) Conversion Generally; Notice of Conversion. Subject to the provisions of Section 6 hereof regarding redemption and to the terms and conditions of this Section 7, shares of Series D Preferred shall be convertible, in whole or in part, at the option of the holder thereof (except that, in respect of any such shares which shall have been called for redemption, such option shall terminate at the close of business on the second full business day prior to the Redemption Date unless the Corporation shall default in the payment of the Liquidation Amount), into the number of whole shares (calculated to the nearest whole share, with 5/10ths of a share being considered as nearer to the next higher whole share) of fully paid and nonassessable Common Stock at the then applicable Conversion Price (as defined below), each share of Series D Preferred being taken at $1,000 for the purpose of such conversion, by surrender of a certificate or certificates for shares of Series D Preferred so to be converted at the principal place of business of the Corporation to the attention of the Secretary (or at such other place or places, or to such other person's attention, as may be designated by the Corporation) at any time during usual business hours, together with written notice (a "Conversion Notice") that the holder elects to convert all such shares of Series D Preferred, or a stated number of shares thereof, in accordance with the provisions of this Section 7. Such Conversion Notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. The date on which a Conversion Notice is given to the Company shall be deemed to be the date set forth therefor in the Conversion Notice (the "Conversion Date").


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

         (b) Delivery of Converted Securities. As promptly as practicable after the Conversion Date, the Corporation shall deliver or cause to be delivered to or upon the written order of such holder one or more certificates representing the number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct, together with, if the certificate(s) surrendered evidence a greater number of shares than the number of shares to be converted, one or more certificates evidencing the shares of Series D Preferred not to be converted. On each Conversion Date, all rights of the converting holder as a holder of the shares of Series D Preferred surrendered for conversion shall cease and the person or persons in whose name or names the certificate(s) for the shares of Common Stock issuable upon conversion are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time.

         (c) Last Day of Conversion. If the last day for the exercise of the conversion option be, in the jurisdiction where the principal place of business of the Corporation (or other place designated by the Corporation as a place for conversion of shares of Series D Preferred) is located, a Saturday, Sunday or legal holiday, then such conversion option may be exercised, at the conversion price in effect on such last day, upon the next succeeding day not a Saturday, Sunday or legal holiday in such jurisdiction.

         (d) Conversion Price. The conversion price for the shares of Series D Preferred shall be $1.30 per share (the "Conversion Price"); provided that, if adjustment of the Conversion Price is required pursuant to Section 7(e) hereof, the Conversion Price shall be such adjusted price.

         (e) Adjustment of Conversion Price. In case any of the following shall occur (each, a "Conversion Adjustment Event"):

             (i) any reclassification or change in the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

             (ii) any consolidation or merger to which the Corporation is a party (other than a merger in which the Corporation is the surviving corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock); or

             (iii) any sale or conveyance to another corporation, entity or person of the property of the Corporation as an entirety or substantially as an entirety, other than a sale/leaseback, mortgage or other similar financing transaction, then, in each such case, appropriate provision shall be made, effective as of the effective date of any Conversion Adjustment Event, as the case may be, whereby the holders of Series D Preferred then outstanding shall have the right to convert such shares of Series D Preferred into the kind and amount of shares of stock, other securities or property, including cash, which would have been receivable upon such Conversion Adjustment Event by a holder of the number of shares of Common Stock which would have been issuable upon conversion of the shares of Series D Preferred immediately prior to such Conversion Adjustment Event. In connection with any provision made pursuant to the terms of the preceding sentence, provision shall also be made


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

for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7(d). The above provisions of this
Section 7(d) shall similarly apply to successive Conversion Adjustment Events.

         (f) Decision of the Board of Directors Is Binding. Any determination as to whether an adjustment in the Conversion Price in effect hereunder is required pursuant to Section 7(e) hereof, or as to the amount of any such adjustment, if required, shall be final, binding and conclusive if made in good faith by the Board of Directors of the Corporation.

         (g) Notice of Adjustments. Whenever a Conversion Adjustment Event occurs, then, in each such case, the Corporation shall mail, or cause to be mailed, to the holders of Series D Preferred, of record not more than ten (10) days before the date of mailing, a notice in writing stating the kind and amount of shares of stock, other securities or property, including cash, which such holders are entitled to receive as a result of such Conversion Adjustment Event, and the facts on which such calculation is based. An affidavit of the Secretary of the Corporation (or of a transfer agent for the Series D Preferred, if one has been appointed) that any such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         (h) Fractional Shares. No fractional shares of stock shall be issued upon the conversion of any Series D Preferred. If the number of shares of Common Stock issuable upon any such conversion would include a fraction of a share, such number shall be rounded up to the next whole number of shares of Common Stock.

         (i) No Adjustments for Dividends. Upon any conversion, no adjustment shall be made for dividends on the Series D Preferred surrendered for conversion or on the Common Stock delivered.

         (j) Reservation of Shares. The Corporation will at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issue upon conversion of the Series D Preferred, as provided in this Section 7, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred, and, upon the issuance thereof upon conversion, all in accordance with the provisions hereof, such shares of Common Stock shall be duly and validly issued, fully paid and nonassessable.

         (k) Transfer Taxes. The issuance of certificates for shares of Common Stock shall be made without charge for any tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the converted Series D Preferred, the Corporation shall not be required to issue or deliver any stock certificate or certificates unless and until the holder has paid to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due.

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         (l) Notice Upon Setting a Record Date for Dividends or Distributions to
Holders of Common Stock. In the event of:

             (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders of such securities who are entitled to receive any dividend or other distribution on the Common Stock or any right, warrant or option to subscribe for or purchase any shares of Common Stock of any class; or

             (ii) any reclassification or recapitalization of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation, any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation, reorganization or winding-up of the Corporation, the Corporation shall mail to each holder of Series D Preferred at least ten
(10) days prior to the date specified in such notice, a notice specifying:

      (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or rights;

      (B) the date on which any such reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, reorganization or winding-up is expected to come effective; and

      (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, reorganization or winding-up.

      8. General.
         --------

         (a) If any other class or series of preferred or special stock or series of Preferred Stock shall be created, whether ranking prior to or on a parity with or junior to Series D Preferred as to dividends or in Liquidation, either by or pursuant to authority granted in the Certificate of Incorporation (as the same may hereafter be amended), nothing in this Certificate of Designations shall prevent the holders of any such other class or series of preferred or special stock or series of Preferred Stock from being given any powers, preferences and relative, participating, optional and other special rights authorized by law and the Certificate of Incorporation (as the same may hereafter be amended).

         (b) The section headings contained in this Certificate of Designations are for reference purposes only and shall not affect in any way the meaning of this Certificate of Designations.

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



      THE UNDERSIGNED President and Chief Executive Officer of Internet Commerce Corporation hereby makes this certificate, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set his hand this 29th day of April, 2003.



                                    INTERNET COMMERCE CORPORATION


                                    By:   /s/ G. Michael Cassidy
                                          ------------------------
                                          Name: G. Michael Cassidy
                                          Title: President and Chief


ATTEST:


By:   /s/ Walter M. Psztur
      ---------------------------
      Walter M. Psztur, Secretary


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